Exhibit 10.45

March 9, 2006

Mr. Dean D. Durbin

Vertis, Inc.

250 West Pratt Street

18th Floor

Baltimore, Maryland 21201

Dear Dean:

In recognition of your progress in restructuring the company and your strategic innovations, the Board has acted to appoint you as Chief Executive Officer and President of Vertis, Inc. and Vertis Holdings, Inc. (the “Companies”), effective as of February 9, 2006. In conjunction with this action, the Board also determined to adjust your compensation to reflect your new responsibilities.

Accordingly, we hereby amend your current employment agreement, by and among you and the Companies, dated and effective as of August 31, 2003, as amended (the “Employment Agreement”), to reflect your new position and title as Chief Executive Officer and President of Vertis, Inc. effective as of February 9, 2006. In addition, we hereby amend the Employment Agreement to reflect your new Annual Base Salary (as defined in the Employment Agreement) of $570,000, effective as of January 29, 2006. All references in the Employment Agreement to your position, authority, duties or responsibilities shall be read as references to your position as Chief Executive Officer and President of Vertis, Inc. and the authority, duties or responsibilities associated with such position.

We look forward to continuing to work with you to further Vertis’ growth and innovation. Please indicate your understanding and acceptance of these terms by executing this letter in the space indicated below and returning the executed letter to me at your earliest convenience. As always, if you have any questions, please do not hesitate to contact me.

Sincerely,

/S/ Soren Oberg

Director,
On behalf of Vertis, Inc. and Vertis Holdings, Inc.

* * *

I have read and understood this letter and agree to its terms.

/S/ Dean D. Durbin
Dean D. Durbin
Date: